INVEST IN LEGION M

Introducing the world's first
FAN-OWNED entertainment company

Legion M is using disruptive new equity crowdfunding laws to build an entertainment company owned by FANS. That's because we believe an entertainment company owned by it's audience has a fundamental competitive advantage over those owned by Wall Street.

Fans are the ones who buy the tickets, pay the subscriptions, and fuel the multi-trillion dollar global entertainment industry. Individually, each of us is just a consumer, but together we have the power to shape the future of Hollywood.



Paul Scanlan
CEO, LEGION M

Priced Round
$19.59M pre-money valuation | **$8.32**/share
If you invest, you're betting Legion M will be worth more than $19.59M in the future.



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OUR AMBITION

Our long-term goal is to unite 1 million fans as shareholders of our company. In fact our logo -- the M with a bar over it -- is the Roman numeral for 1 million. If we can achieve this goal, we'll have hundreds of millions of dollars to develop film, television, and entertainment projects that have one million fans standing behind them.

We believe this could make us one of the most influential companies in Hollywood!

KEY FACTS

- Founded by Emmy winning digital media pioneers
- One of the most successful companies in JOBS Act History, with over 6,500 investors and a worldwide community of over 30,000.
- Initial slate of projects includes feature films starring David Tennant, Anne Hathaway, David Tennant, Nicolas Cage, Jason Sudeikis and a groundbreaking virtual reality series with Stan Lee and Kevin Smith.
- Advisory board of Hollywood heavyweights, including executives from Sony, Legendary/Nerdist/Geek & Sundry, Neon, Alamo Drafthouse, Meltdown, 42 Entertainment, Starlog/Fangoria and more.
- Want to see first-hand what Legion M is all about? Join as a free member at: www.legionm.com.

legionm.com *from Emeryville CA* ENTERTAINMENT MEDIA VIRTUAL REALITY MEDIA FINANCE

Why I Like Legion M

Entertainment doesn't exist without fans, so whether you are an established Hollywood player or an up-and-coming creator, your fans are your most important asset.

That's why a fan-owned company is such a revolutionary idea. By allowing people to be a part of the process, Legion M is building a community and fanbase that is invested in projects even before they are released. That has the potential to create huge value for everyone--from the biggest studios to the smallest independents.

Also, Paul and Jeff are two of the nicest, smartest, and hardest working guys I've met in a long time. It's a bold plan, and I'm rooting for them to pull it off!



Scott Landsman
SENIOR VICE PRESIDENT COMEDY DEVELOPMENT, SONY PICTURES TELEVISION

Companies like Nerdist and Geek & Sundry have demonstrated that community is one of the most powerful forces in Entertainment. By tapping into the power of the community, Legion M has the opportunity to revolutionize the industry.

Adam Rymer
President at Legendary Digital Networks

My wife and I opened our first cinema nearly 20 years ago with dream of a movie house built by movie fans, for movie fans. Since then, we've witnessed the power and joy that comes from building a community around the films we love. We're thrilled to be part of Legion M and proud to be part of the fan-owned revolution!

Tim League

Founder and CEO, Alamo Drafthouse and Drafthouse Films

I invest in big ideas, and Legion M is as big as they come. Successful media companies are often measured in billions of dollars, and I believe this has potential to be one of the greats. I've invested in Paul and Jeff before and I'm betting on them again.

Terry Moore

Chairman and Founder, The VC Roundtable

Legion M's new model presents an exciting new way to take fan engagement to the next level.

Matthew Senreich

Co-creator, Robot Chicken

It's a bold plan...It's like a Bernie Sanders movement in the Entertainment Industry!

Gregg Greenberg

The Street

Being immersed in pop-culture culture for over 25 years, the one constant is the unwavering passion of fans. They buy comics, collectibles, art, t-shirts and toys... for a fan to be able to own an actual piece of the underlying property itself – a true, long-term financial stake in its overall success – is an idea whose time has come. I am thrilled to be part of Legion M and feel confident that this team will marry rad content with financial reward for years to come.

Gaston Dominguez-Letelier

Owner & CEO, Meltdown Comics & Collectibles

Legion M represents a new future for content creators to develop and fund ideas outside of traditional industry models. We couldn't be more excited about this new frontier of engagement.

Susan Bonds

CEO 42 Entertainment/Animal Repair Shop

Don't miss your opportunity to get involved with this fantastic idea from the very beginning!

Brittany Frederick

Examiner.com

When co-founders Paul & Jeff presented their idea for MobiTV, they were laughed out of meetings. Now, streaming content over a mobile device is as commonplace as carrying your driver's license. Being a part of and covering the entertainment/media world for all of my adult life, I can say that Legion M is another game-changer. A few years down the road, major film and television studios will be saying "Why didn't we get in on this?"

Henry San Miguel

The Geek Speak Show

[Legion M] is actively forming alliances with top Hollywood talents who have helped shape pop culture across multiple different platforms, including TV, comics, film, animation and immersive experiences.

Midori Yoshimura

Crowdfund Insider

[The Founders] are veterans of uncharted entertainment frontiers as their company MobiTV was an early innovator in bringing television to mobile platforms.

Erika Amaya

Bleeding Cool

This is an idea who's time has come. I've invested in Paul and Jeff before, and am thrilled to be an early investor in Legion M. Not only is fan-owned entertainment a revolutionary idea, I know that Paul, Jeff and the Legion M team are the ones to pull it off!

Michael Xenakis

Managing Director EMEA, OpenTable Inc.

Legion M is more than a fan-owned entertainment company. It is a movement. I've invested in Paul and Jeff before, and know they have the integrity and know-how to make this work. I am an early investor because I believe in the team and I believe in the idea. Legion M and its fans will be a great addition to Hollywood, and I have full confidence that my investment will be both financially and emotionally rewarding.

Marty Masterson

Founding Investor Legion M

FAST COMPANY

With "Icons," Legion M Is Creating Pop-Culture Time Capsules And Pushing VR's Limits

A tangle of cables slithers from a monitoring station in the garage of a house atop Hollywood's Sunset Strip, up a narrow staircase brimming with artifacts and tchotchkes from an adventured life, and into a room overtaken by stereoscopic cameras, ambisonic sound equipment, and GoPro arrays.

March 29, 2017 @ fastcompany.com

THE Hollywood REPORTER

'Colossal': Fan-Owned Company Helping Release Anne Hathaway's Monster Film

Anne Hathaway's Colossal will be rampaging through theaters with help from fans. Legion M, a fan-owned media company that launched in 2016, is partnering with distributor Neon for the film, which tells the story of an unemployed woman who realizes she's connected to a giant monster that is destroying Seoul, South Korea.

February 17, 2017 @ hollywoodreporter.com

BIRTH. MOVIES. DEATH.

A Very Special Valentine's Day Message From COLOSSAL

The poster for Nacho Vigolando's latest is getting into the spirit of things. We're just weeks away from the release of NEON's Colossal , and since it's Valentine's Day, it felt like the best possible time to reveal this brand-new poster for the film, which offers a very special message to all the monsters we've dated over the years.

February 14, 2017 @ birthmoviesdeath.com

Crowdfunded Horror Anthology 'The Field Guide to Evil' Gets Official Greenlight After Successful Campaign

The new anthology film has snagged some seasoned new producers and enough campaign dollars to get the official go-ahead. Just weeks after launching its equity crowdfunding campaign, the folklore-tinged horror anthology feature " The Field Guide to Evil " has been officially given the green light. Producers Christos V.

February 7, 2017 @ indiewire.com

The Hidden Joys Of Waiting In Line For Movies

When Carrie Fisher passed away at the end of December, like all Star Wars fans, I was heartbroken. But thinking about first seeing her in Star Wars (no episode number IV back in 1977) when I was a 13-year-old brought back one of my fondest memories to help comfort me during the loss of my Princess.

February 2, 2017 @ huffingtonpost.com

Interview with Legion M Co-Founder Jeff Annison

In this episode we discuss Sony and a possible liquidation of some of their company's assets, some news in the world of Fire Emblem and a new app that tracks the stock market based on Donald Trump's tweets! Also we have an amazing interview with Legion M Co-Founder, Jeff Annison!

January 26, 2017 @ duly-nerded.com

How Obama's Legacy Can Help Hollywood Work More Democratically - and Creatively (Guest Column)

Resting quietly amid the deafening debate over President Obama's legacy is a historic reform signed by Obama, passed by Congress, and likely to have a lasting positive impact on the economy. Already this act is taking root in Hollywood. Congress passed the JOBS Act in 2012 with rare bipartisan support, just before Obama's second term.

January 21, 2017 @ hollywoodreporter.com

How Fans Are Becoming The Next Hollywood Power Players

In today's world, almost all of us are fans. That word used to apply only to the hardcore group of movie lovers who poured over details and argued about the authenticity of things like costumes. But thanks to social media, anyone who loved (or hated) a movie or TV show can shout it from the rooftops and know they'll be heard.

December 12, 2016 @ huffingtonpost.com

LEGION M PITCH ELEVATOR Gives You a Shot at a $15,000 Development Deal | Nerdist

So many awesome films and T.V. shows to watch, so little time, right? Except, there's always room for one more, and maybe it's snarfing up all the good neurons in your brain right now. If you think that may be the case, you'll want to check out the Legion M Pitch Elevator at Stan Lee's Los Angeles Comic Con this weekend!

October 29, 2016 @ nerdist.com

What is Legion M and why does it matter?

How many people does it take to start a movie studio? 1,292 plus according to Wefunder, the crowdfunding platform that was chosen to help fund Legion M, the brainchild of Paul Scanlan and Jeff Annison. These gentlemen had the idea to throw open the gates of Hollywood to people that are true fans not just...

October 27, 2016 @ popcultureuncovered.com

Legion M Offers Film & TV Development Opportunity to Fans

Legion M, the world's first fan-owned entertainment company, will debut the Legion M Pitch Elevator at Stan Lee's Los Angeles Comic Con on October 28-30. Fans are invited to share their ideas for the next big hit film, TV, or virtual reality project with Legion M's panel of industry insiders and executives, and compete for $4,000 in cash...

October 26, 2016 @ thehollywood360.com

Legion M announces opportunity to win a development deal with them | The Nerd Element

Legion M (who we have covered previously here http://www.thenerdelement.com/2016/06/04/legion-m-the-new-kid-on-the-block/) announced today an opportunity for fans to win a development deal with them. More details below courtesy of their press release.

October 25, 2016 @ thenerdelement.com

"The Number One Request That We Get Is Firefly" - Jeff Annison On Reviving The Classics With Legion M Studios - Bleeding Cool Comic Book, Movie, TV News

Peter G writes, Jeff Annison is the co-founder, along with Paul Scanlan, of Legion M Studios, the world's first fan-owned production company. It did this when the SEC changed its rules to allow non-accredited investors to make investments in small businesses. It is the second company to raise $1 million this way.

September 18, 2016 @ bleedingcool.com

Beyond Fest + Legion M invites you to experience three terrifying visions of virtual reality horror from Dark Corner Studios

This year marks the first time that Beyond Fest has entered the virtual reality space, and it's doing so in a big way. Partnering with Los Angeles VR studio Dark Corner, and Legion M, Beyond Fest will be playing three terrifying VR experiences from the team that wrecked senses with their 360-hospital-shocker Catatonic.

September 8, 2016 @ beyondfest.com

The Radio Dan Show: Sept. 8th, 2016

What is Legion M? Dan talks to Jeff Annison from Legion M to find out what the first fan owned entertainment company is about. Plus find out the benefits of magical shoes!

September 8, 2016 @ radiodan.wordpress.com

How Legion M is Changing the Entertainment Industry by NerdSync Podcast

This week is a little something different, as Scott sits down with guest Paul Scanlan from "Legion M" to talk about the amazing strides being made in the entertainment industry.

September 5, 2016 @ soundcloud.com

Fan-Owned Production Company Legion M Changing the Creator/Consumer Relationship

"The power of fans..." This is a refrain becoming more and more relevant in the entertainment world, and indeed it is a common credo amongst the founders of Legion M, who probably understand this concept more than anybody else in the game right now.

August 31, 2016 @ younghollywood.com

Jeff Annison talks Legion M, a fan-owned entertainment company

Hypable speaks to co-founder Jeff Annison about Legion M's goals, fan engagement, and potential impact on the entertainment industry.

August 24, 2016 @ hypable.com

Cousin Jessi interviews Jeff Annison of Legion M

Hey guys! It's your favorite mummy Cousin Jessi coming to you from Wizard World Comic Con 2016! I was lucky enough to interview Jeff Annison from Legion M which is one of the first fan owned entertainment company! Legion M allows fans to own stock in it's company and actually make money off of new...

August 24, 2016 @ chicagonow.com

Legion M | The Destination

This week, Nicole talks with Jeff Annison, founder of Legion M, the first fan-owned production [...]

August 21, 2016 @ destinationcomics.com

Legion M: Own a piece of Hollywood

Have you ever wanted to be the owner of a studio? "Legion M works with creators - from independent filmmakers to big Hollywood studios - to make movies, TV shows, virtual reality experiences and more. We're also the first company in history built from the ground up to be owned by fans.

August 16, 2016 @ nerdgasms.net

Legion M Closes Record-Setting $1M Wefunder Crowdfunding Round & Named Itself Most Popular Reg CF Company - Crowdfund Insider

Fan-owner entertainment studio, Legion M, has officially closed its epic crowdfunding campaign on Wefunder. The initiative, which was the second Reg CF offer to hit $1 million, raised the funds in less than three months from over 3,000 investors.

August 15, 2016 @ crowdfundinsider.com

"Fan Owned" Legion M Closes Record Wefunder Round

Legion M, the world's first fan-owned entertainment company, has raised $1 million through its Title III crowdfunding round on Wefunder, reaching this milestone in less than three months from a record-breaking 3,000-plus investors.

August 15, 2016 @ animationmagazine.net

Legion M Closes Oversubscribed, Record-Setting $1 Million Equity Crowdfunding Round on Wefunder

SILICON VALLEY, CA --(Marketwired - August 15, 2016) - Legion M, the world's first fan-owned entertainment company today announced they have raised one million dollars via their Title III crowdfunding offering on Wefunder.

August 15, 2016 @ finance.yahoo.com

$5 Million Raised Since Change in Equity Crowdfunding Rules

In just under three months, investors have raised more than $5 million for businesses through equity crowdfunding, according to a group that tracks the funding method. On May 16, the rules for equity crowdfunding expanded, opening up the method to anyone. Previously, only accredited investors who met certain financial requirements were eligible to back businesses in this manner.

August 11, 2016 @ entrepreneur.com

LegionM Hits $1 Million Reg CF Crowdfunding Goal on Wefunder - Crowdfund Insider

LegionM is now the second Reg CF offer to hit $1 million. The offer was scheduled to close later this month but under the securities exemption, issuers may only raise up to $1 million. The first Reg CF offer to ring the million dollar bell was also listed on Wefunder.

August 8, 2016 @ crowdfundinsider.com

Legion M, a fan-owned entertainment company, gives viewers a say for $7 a share

Leesha Davis, a part-time actress and stuntwoman, has worked around movie sets for years. But she never felt she had a stake in the film business - until now. The 38-year-old Oregon resident recently became an investor in Legion M, a Silicon Valley start-up that bills itself as Hollywood's first fan-owned entertainment company.

August 3, 2016 @ latimes.com

Legion M Lets You (Partly) Own a Movie Studio - Movie Mom

Have you ever wanted to own a movie studio? Think you could make better greenlight decisions than the current production executives? This is your chance. An investment opportunity previously limited to the wealthy is now open to regular, ordinary people ...

July 30, 2016 @ beliefnet.com

Legion M Is The First Fan-Owned Production Company And Studio

For the first time in history, fans can invest in a production company and studio that's owned by fans. Getting rewarded for being a fan? With Legion M, as a shareholder in the company, you get a say in the content created and share the benefits of its success.

July 28, 2016 @ popwrapped.com

Legion M: The Next Big Thing In Fan Funded Content

Legion M is raising eyebrows and raising capital all over America. ComiConverse had the opportunity to sit down with the company's founders to find out how they are changing the game in regards to fan-funded entertainment content. Legion M, the very name sounds as though it was plucked from the pages of some fantastic Marvel or DC comic book.

July 27, 2016 @ comiconverse.com

Fan-Owned Entertainment - CW6 San Diego

Fan-Owned Entertainment Studio, with how you can be a movie owner and anyone can invest. FacebookTwitterPinterestEmailMore

July 20, 2016 @ cw6sandiego.com

New tool lets regular folks invest, benefiting 'The Speakeasy'

The immersive theater experience "The Speakeasy" might be set in the 1920s, but its funding mechanism, equity crowdfunding, just came into being in 2016. Made legal through Regulation CF of 2012's Jumpstart Our Business Startups Act, but available to the public as an investment option only since May 16, equity crowdfunding allows anyone, not just accredited investors, to invest in a company or project.

July 14, 2016 @ sfchronicle.com

No windfall in early days of small-business crowdfunding

NEW YORK (AP) - The idea that grew out of the Great Recession was promising: Let small businesses raise money from individual investors online without all the paperwork that usually accompanies the process of going public. But investment crowdfunding so far doesn't appear to be the bonanza for small companies its supporters envisioned back in 2012.
July 6, 2016 @ bigstory.ap.org

Paul Scanlan On Legion M - The First Fan-Owned Entertainment Company - Bleeding Cool Comic Book, Movie, TV News

James Sabata writes. Following their successes with MobiTV and the New York Rock Exchange, Paul Scanlan and Jeff Annison took the opportunity to start Legion M, the world's first fan-owned entertainment company.
June 14, 2016 @ bleedingcool.com

Why Tim League and Robot Chicken Team Think a Fan-Owned Studio Will Work

Legion M is using the new equity crowdfunding laws to build a slate of the mid-range budget genre films Hollywood doesn't make anymore. It's getting a lot cheaper to invest in filmmaking. While companies like Kickstarter and Indiegogo have paved the way for crowdfunding in recent years, other companies are bringing more possibilities to the table.
June 9, 2016 @ indiewire.com

Legion M partners with independent theatre and distribution chain

Fan-owned entertainment company Legion M has formed a partnership with Alamo Drafthouse which will produce an additional distribution channel for genre content. Alamo Drafthouse provides Legion M with an additional access point to the film industry via exhibitions, festivals and distribution. They will provide Legion M with scripts projects and talent.
May 28, 2016 @ banklesstimes.com

Alamo Drafthouse Partners with Fan-Owned Studio Legion M | Filmmaker Magazine

Back to selection Adi Rukun in The Look of Silence (Photo courtesy of Drafthouse Films and Participant Media) A new partnership between Alamo Drafthouse, the independent theater chain and distribution company, and Legion M, the world's first fan-owned entertainment company, could help pave a new way for independent films to get financed and developed.
May 27, 2016 @ filmmakermagazine.com

Legion M Joins Forces With Alamo Drafthouse Paving New Paths for Creative Filmmakers

SILICON VALLEY, CA --(Marketwired - May 26, 2016) - Legion M, the world's first fan owned entertainment company and Alamo Drafthouse, the leading independent theater chain and distribution company announced today a strategic partnership to further the development and distribution of high quality genre content, including feature films, shorts and virtual reality.
May 26, 2016 @ finance.yahoo.com

Alamo Drafthouse Teams With Legion M Crowdfunded Studio Startup

Indie theater chain and film distributor Alamo Drafthouse has thrown in with Legion M, a studio startup that's selling stock in the company to individual investors online, to develop new entertainment projects. Under the pact, Alamo Drafthouse will work with Legion M to identify scripts and talent for potential investment for projects including feature films, shorts and virtual-reality experiences.
May 26, 2016 @ variety.com

Legion M And Alamo Drafthouse Announce Partnership - Bleeding Cool Comic Book, Movie, TV News

Legion M, the world's first fan owned entertainment company, announced a new strategic partnership with independent theater chain Alamo Drafthouse to develop and distribute genre feature films, shorts and virtual reality experiences. As part of the new partnership, Alamo Drafthouse will provide Legion M with scripts, projects and talent for potential investment.
May 26, 2016 @ bleedingcool.com

Alamo Drafthouse & Legion M Partner On Genre Entertainment Development Stream

Alamo Drafthouse and fan-owned entertainment company Legion M have embarked on a strategic partnership to foster development and distribution of genre entertainment with an eye on features, shorts and virtual reality platforms. Alamo will service Legion M with scripts, projects and talent, while Legion M will provide access to fans and investors to expand the reach of developed projects.
May 26, 2016 @ deadline.com

Legion M Lets Fans Own A Piece Of The Hollywood Action

Do you believe you could have helped prevent The 13th Warrior from becoming the number 1 box office flop of all time? Do you wish you could have personally enjoyed some of the profits from the Star Wars stable?
May 12, 2016 @ m.nasdaq.com

Announcing Legion M - The Fan-Owned Entertainment Company

Does this feel like it's been bubbling for a long time? It feels like not a week goes by without some fan film showing up that looks as good as most of what the big studios have to offer. Some have also been extremely well-written.
May 12, 2016 @ fanboyplanet.com

Paul Scanlan & Jeff Annison, Legion M on CNBC 03/11/2016

Paul Scanlan & Jeff Annison, Legion M on CNBC 03/11/2016
May 12, 2016 @ clips.shadowtv.net

The JOBS Act: Risk vs. Reward | Finance Magnates

This article was written by Jeff Annison. Jeff is the co-founder and president of Legion M, the worlds first fan-owned entertainment company. Every savvy investor understands the relationship between risk and reward. Bonds are safe but stocks are sexy. IPOs have home-run potential; blue-chips ensure you won't strike out.
May 8, 2016 @ financemagnates.com

Starting May 16, Entrepreneurs Can Raise Money in a Whole New Way. Here's What You Need to Know.

Monday, May 16, 2016, will be a very big day in the world of crowdfunding. More people will be able to invest in entrepreneurs through crowdfunding than they were just the day before. And that means that more entrepreneurs with more innovative ideas will be able to launch more businesses.
May 5, 2016 @ entrepreneur.com

How Legion M Plans to Take Down the Hollywood Studios

Legion M intends to be the world's first fan-owned entertainment company. Jeff Annison, president and co-founder of Legion M, says Hollywood studios have been imposing their wills on the audience for too long. 'Our competitive advantage is that we already have fans attached to the project,' said Annison.
April 19, 2016 @ thestreet.com

The future of entertainment comes to SVCC

Next to the wax figures of Steve Jobs and Mark Zuckerberg, and across from the replica DeLorean, a man dressed like Han Solo's techie cousin explains the future of entertainment to a young woman in a Poison Ivy costume in his booth at the Silicon Valley Comic Con.
March 23, 2016 @ sobaypulse.com

Brief: Legion M, One Of World's First Fan-Owned Entertainment Companies, Launches Today - Crowdfund Insider

Legion M, the world's first fan-owned entertainment company, launches today, offering fans one of the first opportunities to invest and have a voice in the creation of new films, TV shows and other entertainment projects according to the company's press release.
March 9, 2016 @ crowdfundinsider.com

First Fan-Owned Studio Legion M Launches

A world's first has arrived with the opening of Legion M, a new entertainment company that is owned and creatively guided by fan investors. The company's to-be-announced project slate will be chosen with the help of top Hollywood creatives from the realms of TV, comics, film, animation and immersive entertainment.
March 9, 2016 @ animationmagazine.net

Startup Legion M Launches Crowdfunded Studio That Lets Fans Buy Piece of Company

In the crowdfunding model as it has emerged in the past few years, entrepreneurs solicit donations for individual projects, like films or TV shows, promising to reward investors with the finished product or other prizes.
March 9, 2016 @ variety.com

Introducing "The World's First Fan-Owned Entertainment Company"

Last year, the Securities and Exchange Commission passed Title IV of the JOBS Act, allowing non-accredited investors (i.e., people who don't call Wall St. their home) to invest in small businesses, which, specifically, is changing the landscape for crowdfunded ventures.
March 9, 2016 @ fastcocreate.com

Legion M Looks To Create The World's First Fan-Owned Entertainment Company - Bleeding Cool Comic Book, Movie, TV News

As technology allows anyone greater access to the means of production and distribution systems, the opportunities to get in on the ground floor of a new exciting project seem limitless. Legion M, an endeavor looking to organize fans into the first fan-owned company, launched today on the premise of "opening the gates to Hollywood."
March 9, 2016 @ bleedingcool.com

WILL THE NEXT GREAT MEDIA POWERHOUSE BE OWNED BY ... YOU?

Legion M is a new type of company built from the ground up to be owned by fans. For the first time in history, you can get in on the ground floor of a pre-IPO entertainment startup with a slate of projects that include Stan Lee, Kevin Smith, Anne Hathaway, David Tennant, Nicolas Cage, Jason Sudeikis, and much, much more.

GET IN THE ACTION

As a Legion M shareholder, we take you behind the scenes. Whether it's watching live streams from the set or joining our shareholder meetings at Comic-Con, we're opening the gates of Hollywood and bringing you along for the ride!

JOIN THE REVOLUTION

Legion M is a more than just a company, we're a community over 10,000 strong (and growing!). Members get access to local meet-ups, movie openings, online shindigs with creators, member-only forums, and much, much more.

INVEST IN THE FUTURE

Our long-term goal is to unite 1M fans as co-owners of Legion M. If successful, we could become one of the most influential companies in Hollywood. Join the movement and help change the entertainment world for good!

"The idea of setting up a company that will be owned by the fans — I think that is a wonderful idea. So good, I wish I thought of it myself!"



Stan Lee
FORMER PRESIDENT, MARVEL COMICS
CO-CREATOR OF THE MARVEL UNIVERSE




RISK
REWARD


LEGION

ONE MILLION FANS

Read Legion M's plan to unite one million fans and create one of the most influential companies in Hollywood.

WHY NOW?

Learn how the the JOBS act has created a disruptive new opportunity by allowing everyone to invest like the 1%

WATCH BEFORE INVESTING

Legion M cofounders Paul Scanlan and Jeff Annison invite you to join Legion M and help shape the future of entertainment.

"Legion M is the only company of its kind in the world that doesn't have to answer to Wall Street; they have to answer to the fans. Their model will only work with a one-on-one relationship with their customers because their customers are their investors. I just think it's exactly what our business needs right now."



Dean Devlin

ACADEMY AWARD NOMINATED SCREENWRITER, DIRECTOR, AND PRODUCER

Read the entire Forbes article

INVEST IN THE FUTURE OF ENTERTAINMENT

This isn't a Kickstarter project. When you invest in Legion M you aren't buying a DVD, you're buying stock in the company.

HOW DOES LEGION M MAKE MONEY?

Legion M partners with creators -- from independent filmmakers to big Hollywood studios -- to produce movies, TV shows, VR experiences and more. We provide development support, financial backing, marketing muscle and, most importantly, fan engagement and monetization.

We're using proven business models for content production and adding a twist that gives us a competitive advantage. That's because getting fans involved in projects makes those projects more likely to succeed when they are released.

Whether you're a producer pitching a show to a TV network, a studio trying to drive audience to the theater, or an up-and-coming Youtuber trying to break out of the basement, having a ***legion of fans*** behind you can mean the difference between success and failure. The power of Legion M is the Legion. The bigger the we get, the more valuable we become.

WHAT SORT OF RETURN CAN I EXPECT?

As with any investment, it's impossible to say what will happen in the future. But we can tell you what we hope to achieve. Entertainment is a massive $800 billion/year (and growing) global industry. We believe Legion M is the sort of idea that can transform it.

You are buying in at a $15.4MM pre-money valuation. The media companies we aspire to become (e.g. Legendary Entertainment, Vice Media, Maker Studios) are valued in billions. If we're successful, there's a LOT of upside.

The stock you are buying has the exact same financial terms as the founders. We're all in this together -- we only make money if you make money. We're swinging for the fences, and aiming for a return of 10x - 100x or higher for our investors. And while no one can guarantee success, we're doing everything in our power to make this the best investment you've ever made.

JOIN US

When you invest in a startup, you are investing in a vision. You are LITERALLY creating jobs, altering the course of the future, and making your mark on history. Every great company -- from Walt Disney to Facebook -- started with entrepreneurs and investors who were crazy enough to try something no one else had done before.

We believe fan-owned entertainment is an idea that's time has come. We're investing our time, money, blood, sweat, and tears to build something truly revolutionary. If you share our vision, please join the legion and help make it a reality!

Not sure if you want to invest? Join as a free member to get access members-only benefits and see for yourself what Legion M is all about.

JOIN THE LEGION FOR FREE!

Current Projects

When you invest in Legion M you're not just backing a single project -- you're investing in an entire slate. By diversifying across different genres (e.g. comedy vs. horror), mediums (e.g. TV vs. Movies), and risk profiles (e.g. high risk early-stage projects vs. low risk late-stage projects), we're building a company designed to stand the test of time. Below are some of the projects we have in active development.



Bad Samaritan

In May 2018, Legion M partnered with legendary filmmaker Dean Devlin (Stargate, Independence Day, "Leverage", "The Librarians") to help release the David Tennant psychological thriller Bad Samaritan. Legion M's fan-owners organized over 120 meetups to see the film opening weekend. *Read more about Bad Samaritan*

For most con... s. In fact our logo is built ... sted in their success. Tha...

6,500+ Investors	**30,000+** Total Members	**$4+ Million** Raised


CALIFORNIA
LEGIONM
LEGION

Timeline: 2016 - 2018

Legion M launched in 2016 with one of the most successful crowdfunding rounds in JOBS Act history. Today, we have an amazing community of over 30,000 people, a proven team, and a slate of projects featuring names like David Tennant, Stan Lee, Kevin Smith, Anne Hathaway, Nicolas Cage, Jason Sudeikis, and much, much more! And we're just getting started...

r 17th, 2016



Mark

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January 26, 2017



ICONS Shoot

Legion M shoots the pilot for a groundbreaking Virtual Reality series with Kevin Smith and Stan Lee in Stan's "party room". Six months later, Legion M unites fans around the world to immortalize Stan Lee with an imprint ceremony at the TCL Chinese Theatre in Hollywood.

February 7, 2017

Field Guide Investment

Legion M joins as executive producer for Field Guid to Evil. It premiers at the SXSW Film Festival in MArch 2018 and is planned to be released later in 2018.

April 7, 2017



Colossal Opens

Legion M partners with NEON to release Colossal.Lucky Legion M investors attend premier parties with Anne Hathaway and Jason Sudeikis.

September 2nd, 2017



Round 2

Legion M closes 2nd round of equity crowfunding with over $2MM in new investments from over 4K investors.

January 10, 2018



Leonard Maltin Joins advisory board

Announced involvement in Field Guide to Evil Horror Anthology with partners at Drafthouse Films.

January 19, 2018



Mandy Premier

Two months after we announce a partnership with Elijah Wood's Spectrevision, Umedia, and XYZ Films to fund production of Nicolas Cage's Mandy and the film's score by Johann Johannsson, Mandy premiers as one of the best reviewed movies at Sundance Film Fesitval.

January 20, 2018

Legion M Live Lounge at Sundance Film Festival

All Legion M members/investors are invited for 3 days of celebrity interviews and free pizza at the Legion M live lounge sponsored by Cinemark Movie Club and Evolution Fresh Juices.

May 4, 2018



Bad Samaritan Opens

Bad Samaritan opens nationwide. Legion M fan-owners around the country organize over 120 meet-ups for opening weekend.

March 23, 2018


AIRSHIP COWBOYS

New TV Development Projects

Legion M announces 3 new TV projects ("Airship Cowboys", "Malice", and "Evermor") at Wondercon in Los Angeles.

April 1, 2018

Future of Hollywood

Legendary filmmaker Dean Devlin (Stargate, Independence Day, "Leverage", "The Librarians") calls Legion M "The Future of Hollywood".

A LETTER FROM THE FOUNDERS TO PROSPECTIVE INVESTORS

-- This letter was filed with the SEC on Tuesday March 14th, 2017 as part of our offering statement. The statement, which has been qualified by the SEC, includes detailed information about the company, the founders, the business plan, as well as financial statements through December 31, 2016. If you'd like to review the circular, please click here and you will be redirected to the appropriate section of the SEC's website. --

Thank you for considering an investment in Legion M! We couldn't be more excited about the opportunity in front of us, and are thrilled that you are considering joining us. Before you get into the offering circular, there are a couple things we want to mention.

Legion M is not a conventional company. We don't intend to become one.

Most of this offering circular describes Legion M in conventional business terms. In fact, the whole purpose of this document is to provide a convention for you to evaluate our company and make an informed investment decision. But there are elements of Legion M that defy convention, and we want to take a moment to explain them in our own words.

Risk vs. Reward
Before you invest, it's important to understand that Legion M is a very early stage company. In fact, thanks to the JOBS Act you now have the opportunity to invest earlier than has ever been possible, at a stage traditionally reserved for angel investors and venture capitalists.

If you want to get in early, you need to understand the risks. As an early stage company, we don't yet have established customers or revenue streams, and we have very little operating history for you to review. Startups are an inherently risky investment--statistically speaking, most of them fail.

But those that succeed often go on to change the world. Every great company — from Walt Disney Pictures to Apple Computer — started with entrepreneurs and investors who had the courage to defy the odds and try something no one else had done before.

We believe Legion M is one of those companies. We've beaten the odds before (1), and believe we can do it again. As a rule, you should never invest more than you can bear to lose in a startup company. But if you've got a little extra and want to swing for the fences, we'd love for you to join us. We're betting our money, reputations, and careers that we can make this company a success.

One Million Fans
Legion M is, to our knowledge, the first company built from the ground up to be owned by fans. We're building it that way because we believe a media company owned by fans has a fundamental competitive advantage over those owned by Wall Street or corporate conglomerates. In fact, our logo (the M with a bar over it, which is the Roman numeral for one million) represents our long-term goal of having one million shareholders join our company. We believe that by uniting one million fans, we can change the world for good.

That's because fans hold all the power in the entertainment industry. After all, we're the ones that buy the tickets, pay the monthly subscriptions, and decide what to watch. As individuals, we are simply consumers. But when we stand together, we have the power to revolutionize the way content is made.

Redefining ROI
Most companies view investors simply as a source of capital. For Legion M, our investors are the foundation of our business. We are a community as much as we are a corporation.

As a management team, our job is to create value for this community. While conventional companies define shareholder value solely by dollars and cents, our definition goes one step farther:

- ***Financial ROI***
  Legion M's primary goal is to run a responsible business that earns money and increases our share price. People are investing hard-earned dollars, and our job is to give them a return. Financial success is the key to the long-term viability of our company--the more successful we are, the more great things we can do.

- ***Emotional ROI***
  While financial success is the primary goal for Legion M, we believe there is more to life than money. In addition to financial return, we strive to give our investors an EMOTIONAL return for owning a piece of our company. We work hard to cultivate a vibrant community for our shareholders, look for interesting ways to take them behind the scenes with our projects, and strive to create new and exciting opportunities to be a part of the entertainment industry.

Putting an M-shaped Dent in the Universe
We are shooting for the stars with Legion M. What we're doing has never been done before. We know it won't be easy, but things worth doing rarely are. While we can't guarantee the company will be successful (nobody can promise that), we can guarantee that we'll do everything in our power to make this the best investment you've ever made.

So THANK YOU again for considering our company. Please review the information in this circular. If you like what you see, we'd be honored for you to join our cause. If you don't, that's fine too. And If you're not sure, please join the Legion as a free member (2), so you can see for yourself what we're all about.

Onward and Upward,



Paul Scanlan and Jeff Annison
Cofounders, Legion M

(1) In 1999 we (along with one other cofounder) started a company called MobiTV, which we grew to over 300 employees, won an Emmy award for innovation, and became a worldwide leader in delivering TV outside of the living room.

(2) You can join Legion M as a free member at www.thelegionm.com/join. As a free member, you don't have a financial stake in the company's success, but you do get access to our community and many of the same benefits that are available to shareholders. It's a great way to see for yourself what Legion M is all about.

Meet Our Advisory Board



Leonard Maltin

Celebrated Film Critic, Historian, Author of Leonard Maltin's Movie Guide



Scott Landsman

SVP Comedy Development, Sony Pictures Television, formerly VP at Comedy Central



Tim League

Founder/CEO Alamo Drafthouse Cinema, Cofounder NEON, and Fantastic Fest



Adam Rymer

President Legendary Digital Networks (Nerdist, Geek & Sundry, and Smart Girls), formerly Universal Studios, Lava Bear



Lisa Taback

Owner of LTLA Marketing, Producer, Oscar Campaign Consultant (Spotlight, The Room, Moonlight, La La Land)



Stoopid Buddy Stoodios

Creators of Multi Emmy Award Winning Robot Chicken, Super Mansion, etc.



Yuka Kobayashi

Producer, Cofounder Trifecsome Media, formerly Director of New Media Stan Lee's POW!



Kerry O'Quinn

Author and Fan-Centric Magazine Creator, including Starlog, Fangoria, Cinemagic



Andrew Cosby

Prolific Screenwriter, Producer and Comic Book Creator (Haunted, Eureka, Hellboy Reboot), Cofounder Boom! Studios



Gaston D-Letelier

Chairman of the Board CEI (LA Comic Con, RuPaul's Drag Con, etc.) Ran Meltdown Comics, Cofounder Beyond Fest



Christian Parkes

CMO Alamo Drafthouse, NEON, Fast Company's 100 Most Creative People



Larry Gleason

President Arenas Group, former President Paramount, and former President at MGM



Doug Hansen

President Hansian Media, former President and COO Endgame Entertainment, former SVP Entertainment, Union Bank

Meet the Founders

Together, the Legion M cofounders have founded 3 startups, created over 400 jobs, raised 140 Million in venture capital, made Forbes list of "Names You Should Know," and won an Emmy Award for Innovation in Television. We're taking a moonshot, but we've got the team to make it happen.



Paul Scanlan

CEO

Emmy Winner, Founder/President MobiTV, Founder/Board Member New York Rock Exchange, Passionate Digital Media Entrepreneur, 2011 Forbes "Names You Need to Know"



Jeff Annison

President

Emmy Winner, Founder/CEO New York Rock Exchange, Cofounder and VP Product Development MobiTV, toy designer, theme park engineer, amateur auto racer

AND THE REST OF THE TEAM



David Baxter

Content Development

20+ years film/TV development, marketing master, WGA and comics writer, Larger than Life cosplay celebrity, champion fencer (swords, not watches)



Eric Lam

Operations

15+ years Professional DJ, King of Operations, Logistics, Customer Happiness at New York Rock Exchange, Product Manager, Mobile Web Producer at MobiTV, Three Time Fantasy Football League Champion



Damian Beurer

Community Manager & Video Content Director

Director/Producer/Host WIZARD WORLD'S "The Con is On" & Producer/Co-Host/Actor 'Super Power Beat Down', Owner of The Comic Book Nerd



Jeff Bartee

Finance

VP Content, Business Development, Finance at MobiTV, VP finance at Excite@Home, CFO, Business Development, and Chief Content Officer at Tada Innovations, enjoys photography



Mike Arrieta

Strategy & Distribution

25 years film/TV distribution, EVP of Sony's digital division, transformative services that have reshaped our industry (iTunes, Tivo, others)



Terri Lubaroff

COO

25+ year Film/TV development, Sr. VP Humble Journey Films-Paramount/CBS, talent/lit management, entertainment lawyer, COO Meltdown Entertainment, Co-Founder Meltdown Tech Incubator, Ice Cream Lover.

Raised $3,655,122 From 7173+ Investors

$418,324	$999,999	$193,522	$1,875,336	$167,941
May 2016 CONVERTIBLE NOTE	August 2016	August 2016	September 2017	September 2017



Paul Scanlan

Emmy Winning Tech and Media Entrepreneur, Investor, Advisor



Kifle Bantayehu



Jeff Annison

Cofounder of Legion M, New York Rock Exchange and the Emmy winning MobiTV.



Amanda Carlson



Tyler Sakosits

Searching for compelling investment opportunities that I fervently believe will be disruptive forces in shaping our future for the better.



Burton L Warner

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: Can I make money from this?

LM: That's the whole point! This is completely different than Kickstarter or Indiegogo, where you donate in exchange for a reward, perk or pre-sale of the product. When you invest in Legion M, you are buying stock in the company. Our job is to make the value of that stock go up!

WF: How does Legion M make money?

LM: We're taking a proven business model (content production) and adding a twist that gives us a competitive advantage: fan ownership! Hollywood is fiercely competitive, but there is money to be made if you are successful... especially if you are working with people that have a track record of success.

WF: Will Legion M pay dividends?

LM: Not in the foreseeable future. As an early stage company, all revenue from projects will go back into the business, allowing us to invest in more projects and to continue growing the value of the company overall.

WF: Do you offer perks?

LM: Your investment level doesn't "buy" you perks. After all, people who invest in Apple don't get free iPhones! Giving away perks like that dilutes our ability to make our projects successful. Instead, we offer something much better... a chance to peek behind the curtain, become part of a community, participate in fun events and help steer a media company to success!

WF: Are there other benefits to investing?

LM: Absolutely! As a Legion M shareholder, you get to come along for the ride as we work with top Hollywood creators to release exciting new projects. You'll get invites to shareholder-only online hangouts with the cast and crew, live-streamed tours of the set, invites to exclusive shareholder meetings, and all sorts of stuff like that.

WF: Aren't you afraid of having too many cooks in the kitchen?

LM: Just because we bring you behind the scenes doesn't mean you get to call the shots. Great art isn't made by committee--it's made by empowering great artists (and then getting out of their way!). A lot of creators gets excited about working with us to find fun ways to engage with fans, but ultimately, we leave all the creative decisions to the creators.

WF: Why hasn't anyone done this before?

LM: Recent changes to securities law (the JOBS Act) have opened the door for the public to invest in early stage ventures like Legion M. Before then, only "accredited investors" (i.e. the wealthiest 3% of the population) were legally allowed to invest in companies like Legion M. Now, we'reopening the gates of Hollywood for the rest of us!

WF: Do I get to pick the projects my investment goes toward?

LM: No, and there is good reason for that. Hollywood is a hit-driven business, which means that it's very risky to back any single project. Legion M is working with our creative allies to build a diversified slate of projects. Some may fail, but others will likely succeed, and the money we make from the hits will allow us to fund a new batch. In that way, we're really no different from how Hollywood studios operate because we'll spread the risk around to ensure Legion M can keep doing this for a long time.

WF: What is Legion M's competitive advantage?

LM: Our competitive advantage is our community. As of this writing, we have over 3100 investors and 8500 members! By allowing people to own equity and come along for the ride, we're building a legion of fans that are financially and emotionally invested in our projects' success. That's a huge advantage when it comes to things like marketing, monetization, distribution, etc.

If you think about it, fans hold all the power in the entertainment industry. We buy the tickets, pay the subscriptions, and decide what to watch. Individually we're just consumers, but when we band together we have the power to change Hollywood for good!

WF: I want to invest, is next month going to be too late? ^

LM: All we can guarantee is that the Reg. A+ round will be open until it sells out, or for 12 months, whichever comes first. Keep in mind that the valuation for the company will be changing periodically throughout this round, so the earlier you invest, the lower the valuation and the lower the per share price!

WF: Why are you doing a Regulation A+ fundraise? ^

LM: It's the next logical step in our company's evolution. We believe equity crowfunding is a terrific way to finance a media company because the more investors we have, the more fans we have --- a built-in fan base for all of our projects!

When we launched in March of 2016, we had no idea if fans would want to co-own an entertainment company like this. Our Title III round was record-setting and massively oversubscribed with demand from our fans for more. Our fans are our secret superpower, and this is the first entertainment company to allow fans in on the very GROUND FLOOR. Regulation A+ of the "Jumpstart Our Business Startups Act" or JOBS Act allows us to raise up to $50MM per calendar year.

WF: The minimum investment is $100, but shares are $7.47 each. Will I own a fraction of a share if I invest the minimum? ^

LM: We don't sell fractional shares, so if you invested $100 you would get 13 shares ($97.11) and a $2.89 refund. It's a little screwy, but at the moment it's just the way the platform is set up. I'm sure Wefunder will change that at some point.

WF: As an investor, will I get a credit in our projects? ^

LM: As you probably know, movie and TV credits can be quite tricky--especially when you are working with lots of other partners. We love the idea of investor credits! To that end, we created the Legion M photo mosaic which has pictures of our awesome investors and is part of our production company card... if you submit your photos to our mosaic project, you will be in pictures! Legion members who work or volunteer on our projects get credits for doing the actual work, and when we produce our own projects, we'll work hard to find a way to include Legion investors as part of the credits – we just can't guarantee it!

WF: What do I do if I want to increase the amount of my initial investment? ^

LM: It's easy peasy lemon squeezy! If you invested in this Reg. A round, you can change your investment anytime as long as this Reg. A round is open. To do so, log in to Wefunder with your account details and go back to our page at www.wefunder.com/legionm, on that page, the invest button should now be replaced with an "Edit Investment" button near the top of the page over the photo. From there, I think you can just follow the steps.

WF: What is a "subscription agreement?" Will the same amount invested be withdrawn from my bank account every month or something like that? ^

A subscription agreement is the legal contract between you and Legion M to buy the shares. We don't know why it's called that, but this is the legal term for it -- rest assured, this is a one-time purchase, and no recurring payments will be withdrawn from your account.

WF: What's the Exit Plan? ^

Legion M is focused on creating shareholder value, and because we raised funds through a previous Title III and this Reg A+ round, we have, in a sense, already had a mini-IPO because the stock will be tradable once Reg A+ closes and secondary markets come online. As we create value in the company, share price should increase, and shareholders will be able to sell their stock and exit as they please. Our goal is to keep growing Legion M long into the future.

WF: How are you able to offer liquidity without being publicly listed on a stock exchange? ^

Since the JOBS Act is so new, some of this is still being worked out, but there are exchanges being set up as we speak to enable the buying and selling of JOBS Act securities. Once our first round of Reg. A+ stock closes, it becomes liquid so it can legally be sold, traded and transferred. So, while the shares won't be on the NASDAQ or NYSE, they will be tradable and there will be trading platforms supporting it soon!

WF: Are we subject to insider trading rules? ^

You betcha! That's why we can't have any private "shareholder only" groups. We have to include investors who have bought stock in the company and members who have joined for free in all of our communications and activities.

WF: What does the "M" stand for in Legion M? ^

We like Legion because it represents a broad and strong community with a call to action. We are a Legion of fans reshaping the entertainment industry. The M in our logo has a bar over it which is the Roman numeral for 1 million and represents our long-term goal to have 1 million fans as our shareholders. With a Legion of 1 million fans, we can be one of the most influential companies in Hollywood!

WF: How do I connect with the Legion M community? ^

LM: Lots of ways... We have an amazing, private, member-only Facebook group and robust, active forums! You can connect with us on social media at Facebook at https://www.facebook.com/groups /iamlegionm/, on Twitter @LegionMOfficial or via our forums (sign up at http://legionm.us/forum/).

And, once you invest, you will receive an e-mail with all the details from us! If you want to join as a free member, sign up at https://thelegionm.com/join-legion-m/. If you don't receive a welcome e-mail, please e-mail us at support@thelegionm.com and we will get back to you right away. Thanks again for joining our team!

WF: Who else is doing this in Hollywood? ^

As far as we know, no one... yet! There are other entertainment companies out there doing Reg. CF raises under Title III of the JOBS Act, but none have the same business model as Legion M and none have initiated a Reg. A+ raise. We're totally unique and the first to market with the idea that fans have the power!

WF: Wow, Hollywood must really dislike Legion M because it's such a disruptor! ^

Hardly! To our delight, this couldn't be further from the truth. Hollywood NEEDS Legion M, and we've had a fantastic response from every meeting and introduction, starting with the creative allies that we have in place and evidenced by the fact that we have four high-profile projects officially on our slate, with more to come! Hollywood studios and creatives see Legion M as a valuable partner, and we believe the best is yet to come with future partnerships and opportunities!

WF: How do you select projects? ^

LM: The criteria we use to select projects boils down to three questions:

(1) Can we make money from it? This isn't kickstarter - we are only interested in projects we feel can provide a financial return for our shareholders.

(2) Is it fun? In addition to financial return, we aim to provide is an emotional return--we want projects where we can engage our shareholders and bring the power of the legion to bear.

(3) Are we making the world a better place? We believe in using the power of the Legion to do good in the world.

WF: How can fans help make projects successful? ^

LM: There is an old saying that "content is king." That saying is true, but before it can become king, it needs to rise above the noise. There is an amazing amount content out there and a lot of it is really good. The difference between financial success and failure often comes down to one simple element: marketing.

That's where the legion comes in. When you have a group of fans that are invested in content--especially emotionally and financially invested like we are at Legion M-- they are willing to get behind it, tell their friends about it, talk about it online, see it on opening day, etc. This is exactly the sort of "word of mouth" advertising that brands are looking for. If our fans show up when we have a new release, we'll be unstoppable.

WF: Film, TV and VR are very different areas. Does being so diverse harm your ability to focus?

The buzz word is "transmedia." That means projects can be developed across formats. Legion M plans to develop, partner and produce strong stories with great characters no matter the format, and we'll partner with experts in their respective fields to help us produce it. Because we're building a slate of projects, diversification across mediums allows us to stay nimble and chase after the very best projects. Our ultimate task is to find ways to monetize our content no matter the format – whether film, TV, VR, merch, games or otherwise. By partnering with experts in all these respective fields, we are in a great position to build trans-media properties that span multiple categories.

WF: How can a legion of fans help you find new projects?

Everyone in Hollywood is always looking for the next great property--whether it's a book, comic book or a creator on YouTube. Having a legion of fans who can help scout and identify up-and-coming voices and storytellers is a huge asset. Most production companies pay staffers to stay on top of all the current trends, but in our case, we have a legion of people excited and incented to tell us about a terrific new book or a funny video we need to watch!

WF: How can a legion of fans help in the creative process?

LM: The creators we work with LOVE the idea of fan engagement as long as it's done in the right way. A lot of people think that engaging fans is about democratizing the creative process, but that is completely wrong. You don't make great art by committee, and no creator wants to review arbitrary notes from tens of thousands of people.

That said, there are plenty of ways for fans to get involved and for creators to use the legion as a resource. We have seen several amazing examples of this over the past year. The first was our initial company trailer. We had two different cuts from two different voice-over artists. Internally, we were split: half of us preferred one, half preferred the other. The solution? We put it out to the Legion. Within 12 hours we had a clear winner, and a huge amount of insight into which version resonated best with different demographics. Ultimately, we ended up ordering both versions of the trailer and now use targeting to get each version in front of the demographics that liked it best! Other examples include using legion volunteers to staff our booth at Stan Lee's Los Angeles Comic Con, help shoot and produce our Pitch Elevator TV pilot, and photograph and video the on-set background during our ICONS shoot with Stan Lee and Kevin Smith. All of these were 100% brought to you by Legion M volunteers and staffers!

We've had discussions with our creative allies about how to involve the Legion, and before we take on any project, that has to be a consideration. Luckily, our allies have dozens of concepts,and the opportunity to get in front of a friendly audience for feedback is hugely powerful. The ability to have fans play a role in what projects we greenlight is also powerful. And the best part is that by making it fun, it becomes a real benefit for all our shareholders!

WF: What are some examples of Legion M community initiatives?

LM: Our forums were 100% built by volunteer Legion members. We put the word out and said, "Hey, does anybody know anything about setting up forums, or is anybody interested in volunteering?" We had 150 volunteers, and we picked a team leader, and she picked the team, so now we have a robust and healthy forum solution that was completely built by volunteers. With months of effort and now they manage it and maintain it! They are amazing!

We have another initiative with a guy who is creating a collection of short stories called "Tales from the Legion," which will be written exclusively by members of Legion M. He said, "Hey, there are so many creative people in the Legion. Let's create a book filled with stories from Legion members and investors that we can sell as an e-book or as a hardcover print on-demand book." He's off and running, and it's being sourced 100% from the community.

Also, Legion M had a HUGE presence at the 2016 Stan Lee Los Angeles Comic Con where we staffed an awesome booth, shot a digital TV series and premiered our Pitch Elevator competition – all of which was staffed and run by Legion M member volunteers! We had a blast meeting our members, working with them and hearing their ideas. We were the most successful vendor at the Con due to the dedication and enthusiasm of our volunteers and we loved working with all of them!!!

WF: How can I let my Legion M flag shine for the world to see?

Lots of ways! About 12 members across the country have received personalized Legion M license plates and one even got a tattoo! At your request, we will mail you a welcome packet with some Legion M Swag like stickers and marketing cards, and of course you can buy Legion M t-shirts, hockey jerseys, name badges and pins in our online store: https://thelegionm.com/store/. We encourage creativity and are always open to hearing from merchandising partners. Let us know if you have any ideas!

WF: Will Legion M produce my script or hire me as an actor or director?

LM: Whenever possible, we'll give priority to the legion community when it comes to sourcing and staffing projects. We have a submission page on our website at (www.thelegionm.com/submissions) if you want to be added to the list when we open our doors for script submissions. There are thousands of people on that list already, so there is a LOT of competition! We also have a job board in our forums for members to post staffing/casting needs as our projects (or even other people's projects) ramp up. We obviously can't promise every investor a job or that we will back their projects, but when we can, our ideal will be to work within our community.

We also periodically have events and contests which give you the opportunity to submit your ideas! Pitch Elevator was one opportunity we launched Fall of 2016, where the winner's idea will get a development deal with Legion M, and we'll have an open call for narrative prose stories for the short story collection book "Tales From the Legion" spring 2017.

WF: How much do we need to raise in the Reg. A to be successful?

It's really less about the money we raise and more about the number of people and shareholders we can get onboard. Our first goal will be to raise $1-2MM which will ensure that we'll be in business for the next couple of years and really be able to make a run at this. Once we raise that, we'll try to raise a couple million more, taking one step at a time as we march toward the ultimate long-term goal of having a million shareholders.

WF: What was MobiTV?

LM: We (co-founders Paul Scanlan and Jeff Annison) along with another friend of ours (Phillip Alvelda), cofounded MobiTV. In 2003 we were the first company in the US (and pretty much the entire world) to launch live television on your cellphone.

At the time, we were almost laughed out of Hollywood. People told us--and we are not exaggerating here--that it was the dumbest idea they had ever heard... "Nobody is ever going to watch television on their cell phone."

Now in fairness to them, this was 2003. The screens were really small, and the video quality was very poor by today's standards. It was years before the iPhone--even before the Razr. We were working on some of the very first phones with color screens.

Also, at the time, the ONLY place people watched TV was in the living room. It seems crazy to think about it now, but most people thought there wasn't any demand for television outside the living room.

Yet when we launched, it took off like wildfire. Over the last 13 years, it has been the fastest-growing part of the entertainment industry. In fact, we had such an impact, we were awarded a Primetime Emmy Award for our contributions to the television industry. We grew those services to over 20 million paying subscribers around the world, and the company is still going strong today. Chances are, if you have watched TV on your AT&T, Sprint or T-Mobile device, it was powered by MobiTV. We pioneered that whole space. We were even the first to do live TV on the iPhone, not to mention the first to do March Madness, World Cup, NFL, NBA, Olympics and more.

WF: What is pre-money valuation, and how does Legion M calculate it?

LM: The pre-money valuation is effectively the price at which you are buying into the company. Over time, if we're successful, this value will grow.

If you take the company's valuation and divide it by the number of outstanding shares, it gives you the value of each share. Conversely, if you take the number of outstanding shares and multiply it by the share price, you end up with valuation--the same way you'd calculate market cap for a public company.

Legion M is different then most early stage companies in that we don't have any financial preferences amongst our shareholders. Our two classes of stock have different voting rights, but financially they are equivalent. That means all of us -- the founders, insiders, and every single one of our investors -- have the EXACT SAME TERMS. We're all in the same boat; none of us wins unless all of us win.

When we calculate our pre-money valuation, we include all issued shares, options and warrants - even those that have not yet vested or been exercised. However, unlike most VC deals, we do NOT include stock options that have not yet been issued (i.e. the option pool). That's because when we issue stock options, the strike price is the current market price. This is very different than VC deals, where options are typically issued for pennies on the dollar due to the price difference between common and preferred. In a VC deal the option pool represents pure dilution for investors. In our case, it simply represents a potential future sale at the current market price.

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Avrom Honig INVESTOR — Jun 3 2016

What are you planning to do to prevent unnecessary expenditures ie Dropbox with thier $100,000 panda of shame?



Jeff Annison President FOUNDER — Jun 5 2016

First off, thank you for introducing us to the term "Panda of Shame". Second of all, I don't think you need to worry about unnecessary lavish expenditures from Legion M.

Paul and I founded our first company in 1999, just before the dot com bubble burst. We were very conservative with our money--we had to be because we didn't have much. We had a front row seat as all dozens lavish, high flying dot coms came crashing down around us. We used to joke that we gained market share every day simply by staying in business.

We spent the next 4 years working on extremely tight budgets, with never more than a few months worth of run in the bank. It really taught us the importance of cash for a startup, and ingrained in us a deep sense of fiscal conservatism when it comes to running a company.

That's not to say we'll never buy a chrome plated panda. Only that we won't pay full price. We'll pick it up cheap when somebody else goes out of business.

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Rose Fox — May 17 2016

What's your position on hiring diverse content creators, actors, and staff?



Jeff Annison President FOUNDER — May 18 2016

Fans come in every size, shape, and color, and as a fan-owned company we strive to be as diverse as possible, representing as many different viewpoints as possible. Hollywood can seem like an "old boys club", but there are a lot of people within the industry pushing for change. We believe that as a fan-owned company we can be a real force for that change.

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RISKS

1 The SEC requires Legion M to identify risks that are specific to its business and its financial condition. Legion M is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

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OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

THE FUNDING PORTAL

Legion M is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

FUND MANAGER

Legion M is conducting a Regulation D offering via **Wefunder Advisors LLC**. CRD Number: #167803.

$100 min INVEST

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